EXHIBIT 1.4

EXECUTION COPY

Pricing Agreement

Goldman, Sachs & Co.,
Banc of America Securities LLC
Morgan Stanley & Co. Incorporated,
Deutsche Bank Securities Inc.,
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
SunTrust Capital Markets, Inc.,
     As Representatives of the several
          Underwriters named in Schedule I hereto
               c/o Goldman, Sachs & Co.
                    85 Broad Street
                         New York, New York 10004

May 1, 2003

Ladies and Gentlemen:

UnumProvident Corporation, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated May 1, 2003 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Units specified in Schedule II hereto (the “Designated Units” consisting of Firm Units and any Optional Units the Underwriters may elect to Purchase). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty that refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Units which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Units pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Units, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

Concurrently with the offering of the Designated Units, the Company is offering, pursuant to the Pricing Agreement, dated as of May 1, 2003, by and among the Company and Goldman, Sachs & Co., Banc of America Securities LLC, Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Capital Markets, Inc., as representatives of the several underwriters named in Schedule I thereto (the “Shares Underwriters”), (i) 45,980,000 shares of the Company’s Common Stock, par value $0.10 per share (“Shares”) (such Shares, the “Firm Shares”) and (ii) at the option of the Shares Underwriters, up to 6,897,000 additional Shares (the “Optional Shares” and, together with the Firm Shares, the “Designated Shares”). The obligations of the Underwriters to purchase the Designated Units shall be subject to the simultaneous closing of the offering of the Designated Shares.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, (a) the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the number of Designated Units set forth opposite the name of such Underwriter in Schedule I hereto, and, (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Units, as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company at the purchase price to the Underwriters set forth in Schedule II hereto that portion of the number of Optional Units as to which such election shall have been exercised, less the number of Designated Units covered by Delayed Delivery Contracts, if any, as may be specified in Schedule II.

The Company hereby grants to each of the Underwriters the right to purchase at their election up to the number of Optional Units set forth opposite the name of such Underwriter in Schedule I hereto on the terms referred to in the paragraph above for the sole purpose of covering sales of shares in excess of the number of Firm Units. Any such election to purchase Optional Units may be exercised by written notice from the Representatives to the Company, setting forth the aggregate number of Optional Units to be purchased and the date on which such Optional Units are to be delivered, as determined by the Representatives, but in no event earlier than the First Time of Delivery or later than 13 calendar days after the First Delivery Date or, unless the Representatives and the Company otherwise agree in writing, no earlier than two or later than ten business days after the date of such notice.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours, UnumProvident Corporation
By:	/s/ F. DEAN COPELAND

	Name:	F. Dean Copeland
	Title:	Senior Executive Vice President, General Counsel and Chief Administrative Officer

Accepted as of the date hereof:

Goldman, Sachs & Co.,
Banc of America Securities LLC,
Morgan Stanley & Co. Incorporated,
Deutsche Bank Securities Inc.,
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
SunTrust Capital Markets, Inc.,
     As Representatives of the Several Underwriters
     named in Schedule I hereto

By:	/s/ GOLDMAN, SACHS & CO.

(Goldman, Sachs & Co.)

SCHEDULE I

	Number of Firm Shares to be Purchased	Maximum Number of Optional Units to be Purchased

Goldman, Sachs & Co.	12,000,000	1,800,000
Banc of America Securities LLC	3,100,000	465,000
Morgan Stanley & Co. Incorporated	3,100,000	465,000
Deutsche Bank Securities Inc.	600,000	90,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	600,000	90,000
SunTrust Capital Markets, Inc.	600,000	90,000
Total	20,000,000	3,000,000

SCHEDULE II

Title of Designated Units:

8.25% Adjustable Conversion-Rate Equity Units (the “Units”). Each Unit has a stated amount of $25.00 and will initially consist of (a) a contract pursuant to which the holder agrees to purchase, for $25.00, shares of Common Stock of the Company on May 15, 2006 (collectively, the “Purchase Contract”) and (b) a 1/40, or 2.5%, ownership interest in a 6.00% Senior Note due May 15, 2008 of the Company with a principal amount of $1,000 (collectively, the “Underlying Notes”).

Number of Units:

Number of Firm Units: 20,000,000
Maximum Number of Optional Units: 3,000,000

Initial Offering Price to Public Per Unit:

$25, plus accumulated Contract Adjustment Payments and interest on the Underlying Notes, if any, from May 7, 2003

Purchase Price by Underwriters Per Unit:

$24.25, plus accumulated Contract Adjustment Payments and interest on the Underlying Notes, if any, from May 7, 2003

Underwriters’ Commission Per Unit:

$0.75

Specified Funds for Payment of Purchase Price:

Same-Day funds

Indenture:

Fourth Supplemental Indenture, to be dated as of May 7, 2003, to Indenture, dated March 9, 2001, between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee

Purchase Contract Agreement:

Purchase Contract Agreement, to be dated as of May 7, 2003, between the Company and JPMorgan Chase Bank, as Purchase Contract Agent

Pledge Agreement:

Pledge Agreement, to be dated as of May 7, 2003, between the Company and JPMorgan Chase Bank, as Purchase Contract Agent, and BNY Midwest Trust Company, as Collateral Agent, Custodial Agent and Securities Intermediary

Remarketing Agreement:

Remarketing Agreement, to be entered into between the Company and the Remarketing Agent

Stock Purchase Date:

May 15, 2006

Contract Adjustment Payments:

2.25% per annum

Payment Dates of Contract Adjustment Payments:

February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2003 and ending on the Stock Purchase Date

Reference Price:

$10.875

Threshold Appreciation Price:

$13.27

Maturity of Underlying Notes:

May 15, 2008

Interest Rate on Underlying Notes:

6.00% per annum

Interest Payment Dates of Underlying Notes:

Initially, February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2003, and, following the earlier of a successful remarketing and the Stock Purchase Date, semi-annually on May 15 and November 15

Record Dates for Contract Adjustment Payments and Interest Payments:

The 1st calendar day of the month in which each Contract Adjustment Payment or Interest Payment Date occurs

Initial Remarketing Date:

The third Business Day prior to February 15, 2006

Redemption Provisions:

The Underlying Notes are redeemable at the option of the Company if a Tax Event or Accounting Event (each as defined in the Indenture) occurs in accordance with, and subject to, the terms set forth in the Indenture

Sinking Fund Provisions:

No sinking fund provisions

Defeasance Provisions:

No defeasance provisions

Time of Delivery:

9:30 A.M., New York City time, on May 7, 2003 (which is three business days after the date of the Pricing Agreement relating to the Units, which date may be delayed by agreement among the Representatives and the Company (as defined therein))

Form at Time of Delivery:

Book-entry only

Closing Location:

Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004

Delayed Delivery:

None

Names and Addresses of Representatives:

Designated Representatives:

Goldman, Sachs & Co.
Banc of America Securities LLC,
Morgan Stanley & Co. Incorporated,
Deutsche Bank Securities Inc.,
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
SunTrust Capital Markets, Inc.,

Address for Notices, etc.:	Goldman, Sachs & Co. 85 Broad Street New York, New York 10004

SCHEDULE III

List of Persons Executing Lock-up Agreements

William L. Armstrong
Ronald E. Goldsberry
Hugh O. Maclellan, Jr.
A.S. (Pat) MacMillan, Jr.
Cynthia A Montgomery
C. William Pollard
Lawrence R. Pugh
Lois Dickson Rice
John W. Rowe
Jon S. Fossel
Thomas R. Watjen
F. Dean Copeland
Robert O. Best
Joseph R. Foley
Ralph W. Mohney
George A. Shell
Robert C. Greving
The Maclellan Foundation, Inc.